PRESS RELEASE
RSH-2009-014

RadioShack Corporation Announces
Financial Results for the Second Quarter 2009

Fort Worth, Texas, July 27, 2009 – RadioShack Corporation (NYSE: RSH) today announced increased net income for the second quarter ended June 30, 2009, of $48.8 million, or $0.39 per diluted share, compared with net income of $41.4 million, or $0.32 per diluted share, reported for the second quarter ended June 30, 2008.  Second quarter 2008 net income was negatively impacted by $4.3 million related to the one-time charge of the previously announced amendment to its corporate headquarters lease partially offset by the favorable impact of a state sales tax settlement.

Operating income for the second quarter increased to $87.7 million, or 9.1 percent of sales, compared with $71.3 million, or 7.2 percent of sales, last year.  After adjusting for the one-time and unusual items related to the headquarters lease amendment and state sales tax settlement, proforma operating income (1) for second quarter 2008 was $78.3 million compared with $87.7 for the same period 2009, or a 12.0 percent improvement.

Total net sales and operating revenues were down 2.9 percent to $965.7 million compared with $994.9 million for the same period last year.  Comparable same-store sales for company-operated stores and kiosks decreased 4.0 percent during the second quarter compared with the second quarter of 2008.

Cash and cash equivalents as of June 30, 2009 were $930.8 million compared with $577.8 million for June 30, 2008.  Inventories of $578.2 million were $48.1 million lower than second quarter of last year.

Commenting on the financial results, Jim Gooch, Executive Vice President and Chief Financial Officer said, “We are very pleased with the results we reported today, especially considering the very challenging economic times.  Our disciplined approach to operating the company resulted in the strengthening of our balance sheet and significant increase in operating income during the second quarter.”

Capital expenditures for the first half of 2009 totaled $43.9 million and the company is estimating capital expenditures for the full year of 2009 to be in the range of $75 million to $100 million.

“In addition to our very impressive financial performance in the first half of 2009, we are tremendously excited about two key announcements made last week.” said Julian Day, Chairman and Chief Executive Officer.   “First, we believe that having T-Mobile in our assortment strengthens our ongoing efforts to offer consumers a greater range of choices in the mobility space and will allow us to continue to bring innovative devices and services to the marketplace.  Second, our partnership with Lance Armstrong will be an important vehicle for continuing to build our brand.  We’re also delighted to use the Lance Armstrong Foundation as a focus for our philanthropic efforts, helping in Lance’s vital fight against cancer.”

Second Quarter Results

Net Sales and Operating Revenues

Total net sales and operating revenues in the second quarter of 2009 decreased $29.2 million to $965.7 million compared with $994.9 million for the same period last year. The 2.9 percent decrease was

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attributable to a 4.6 percent decrease in the sales generated by company-operated stores; a 3.2 percent decrease in kiosk sales; and an 18.8 percent increase in other sales.  The decrease in kiosk sales was primarily due to fewer Sprint and Sam’s Club kiosks when compared to last year.  Other sales were up for the quarter primarily due to the addition of sales generated by RadioShack de Mexico which was acquired in December 2008 and a 23.9 percent increase in online sales, which was partially offset by a 16.2 percent decline in dealer sales during the second quarter.

Second quarter 2009 comparable same-store sales for company-operated stores and kiosks decreased 4.0 percent compared with the second quarter of 2008.  The decrease was primarily attributable to sales declines in wireless accessories, digital-to-analog converter boxes, GPS products, music players and digital cameras.  These sales declines were partially offset by increased sales of netbooks, television antennas, prepaid wireless handsets and airtime, digital televisions and Voice over Internet Protocol Products.

Gross Profit

Consolidated gross profit for the second quarter of 2009 was $444.8 million, or 46.1 percent of sales, compared with $469.4 million, or 47.2 percent of sales, for the second quarter last year.  The decrease of 110 basis points in our gross margin rate was primarily driven by a change in our sales mix towards lower margin products such as digital televisions and netbooks.

Selling, General and Administrative

Consolidated selling, general and administrative expenses (“SG&A”) for the second quarter of 2009 were $335.7 million, or 34.8 percent of sales, compared with $375.4 million, or 37.7 percent of sales, for the second quarter last year.  The decrease in SG&A for the second quarter were primarily due to decreased advertising and compensation expense.

In addition, SG&A expense for the second quarter of 2008 included a net charge of $12.1 million associated with the amended lease for our corporate headquarters and a benefit of $5.1 million related to a sales and use tax settlement.

First Six Months Results

Net Sales and Operating Revenues

Total net sales and operating revenues for the first six months ended June 30, 2009, were $1.97 billion compared with $1.94 billion for the same time period last year. The increase was attributable to a 0.3 percent increase in company-operated stores, sales generated from RadioShack de Mexico which was acquired in December 2008 and an online sales increase of 25.6 percent offset by decreases in kiosk operations of 6.7 percent and 12.4 percent in dealers.

Comparable same-store sales for company-operated stores and kiosks for the first six months of 2009 increased 0.4 percent compared with 2008.  The increase in comparable same-store sales was primarily due to increases in digital-to-analog converter boxes, postpaid wireless, digital televisions, television antennas and netbooks mostly offset by declines in wireless accessories, GPS products, music players and digital cameras.

Gross Profit

Consolidated gross profit for the first six months of 2009 was $912.4 million, or 46.4 percent of sales, compared with $919.0 million, or 47.3 percent of sales, last year.  The decrease of 90 basis points in our gross margin rate was primarily driven by a change in our sales mix towards lower margin products such as digital televisions and netbooks.

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Selling, General and Administrative

Consolidated selling, general and administrative expenses for the first six months of 2009 were $701.5 million, or 35.6 percent of sales, compared with consolidated selling, general and administrative expenses for the first six months of 2008 of $737.8 million, or 38.0 percent of sales.  Decreases in SG&A expenses for the first six months of 2009 resulted from a decrease in advertising offset slightly by an increase in compensation.

In addition, SG&A expense for the first six months of 2008 included a net charge of $12.1 million associated with the amended lease for our corporate headquarters and a benefit of $5.1 million related to a sales and use tax settlement.

Operating Income

Operating income for the first six months of 2009 was $167.8 million, or 8.5 percent of sales, compared with operating income for the first six months of 2008 of $135.5 million, or 7.0 percent of sales.

Forward-Looking Statements

This press release contains “forward-looking statements,” as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”), and those statements are intended to be subject to the protection of the safe harbor for forward looking statements in the Act.  These forward-looking statements reflect management’s current views and projections regarding future economic conditions, retail industry environments and company performance.  Certain important factors could cause actual results to differ materially from those in the forward looking statements.  These factors include, but are not limited to, sales performance, economic conditions, unemployment rates, product demand, consumer spending, expense levels, availability and cost of capital, legal and regulatory changes, competitive activity, interest rates, the value of the U.S. dollar and other currencies, pandemics, acts of terrorism, war, changes in the company’s financial condition, availability of products, theft, transmission or unauthorized disclosure of customer, employee or company information, and other risks associated with the company’s vendors and service providers, the regulatory environment and factors affecting the retail category in general.  Additional information regarding these and other factors is described in the company’s filings with the SEC, including its most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and its Current Report on Form 8-K filed on August 11, 2008.

About RadioShack Corporation

RadioShack Corporation (NYSE: RSH), headquartered in Fort Worth, Texas, is one of the nation's most experienced and trusted consumer electronics specialty retailers, offering innovative products and services from leading brands.  Our knowledgeable, helpful sales associates are committed to enhancing the in-store shopping experience by listening to our customers, offering advice, and partnering with them to find the best technology solutions that fit their needs.  Operating from convenient and accessible neighborhood and mall locations, the company has approximately 4,450 company-operated stores; almost 1,400 dealer outlets; over 600 wireless phone kiosks throughout the U.S.; and approximately 200 company-operated stores in Mexico.  For more information on RadioShack Corporation, or to purchase items online, visit www.RadioShack.com.

(1) See reconciliation of proforma operating income to operating income at the end of this release.

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
(In millions, except per share amounts)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net sales and operating revenues	$965.7	$994.9	$1,967.8	$1,943.9
Cost of products sold (includes depreciation
amounts of $2.2 million, $2.5 million, $4.8
million, and $5.1 million, respectively)	520.9	525.5	1,055.4	1,024.9
Gross profit	444.8	469.4	912.4	919.0

Operating expenses:
Selling, general and administrative	335.7	375.4	701.5	737.8
Depreciation and amortization	21.1	22.1	42.6	44.5
Impairment of long-lived assets	0.3	0.6	0.5	1.2
Total operating expenses	357.1	398.1	744.6	783.5

Operating income	87.7	71.3	167.8	135.5

Interest income	1.5	3.4	3.0	7.0
Interest expense	(11.1)	(6.7)	(22.6)	(13.8)
Other loss	-	(0.6)	-	(2.1)

Income before income taxes	78.1	67.4	148.2	126.6
Income tax expense	29.3	26.0	56.3	46.4

Net income	$48.8	$41.4	$91.9	$80.2

Net income per share:

Basic	$0.39	$0.32	$0.73	$0.61

Diluted	$0.39	$0.32	$0.73	$0.61

Shares used in computing net income per share:

Basic	125.4	131.2	125.4	131.2

Diluted	125.8	131.2	125.6	131.3

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(In millions)
	June 30,	December 31,	June 30,
	2009	2008	2008

Assets
Current assets:
Cash and cash equivalents	$930.8	$814.8	$577.8
Accounts and notes receivable, net	205.2	241.9	191.9
Inventories	578.2	636.3	626.3
Other current assets	91.0	98.6	103.5

Total current assets	1,805.2	1,791.6	1,499.5

Property, plant and equipment, net	290.7	306.4	278.8
Other assets, net	147.1	156.0	117.2
Total assets	$2,243.0	$2,254.0	$1,895.5

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt	$55.7	$39.3	$32.3
Accounts payable	190.0	206.4	190.5
Accrued expenses and other current liabilities	275.9	367.3	337.4
Income taxes payable	6.2	24.2	15.5

Total current liabilities	527.8	637.2	575.7

Long-term debt	664.4	659.5	349.0
Other non-current liabilities	89.1	96.5	114.2

Total liabilities	1,281.3	1,393.2	1,038.9

Stockholders’ equity	961.7	860.8	856.6
Total liabilities and stockholders’ equity	$2,243.0	$2,254.0	$1,895.5

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Six Months Ended
	June 30,
	2009	2008
Cash flows from operating activities:
Net income	$91.9	$80.2
Adjustments to reconcile net income to net cash provided by Operating activities:
Depreciation and amortization	47.4	49.6
Impairment of long-lived assets	0.5	1.2
Stock option compensation	4.2	5.7
Net change in liability for unrecognized tax benefits	(0.7)	2.3
Deferred income taxes	3.7	0.7
Other non-cash items	12.7	9.6
Provision for credit losses and bad debts	0.3	-
Changes in operating assets and liabilities:
Accounts and notes receivable, net	38.4	63.9
Inventories	64.2	74.4
Other current assets	9.6	(2.8)
Accounts payable, accrued expenses, income taxes payable and other	(128.8)	(163.7)
Net cash provided by operating activities	143.4	121.1

Cash flows from investing activities:
Additions to property, plant and equipment	(43.9)	(25.4)
Proceeds from sale of property, plant and equipment	0.1	0.3
Other investing activities	-	1.0
Net cash used in investing activities	(43.8)	(24.1)

Cash flows from financing activities:
Changes in short-term borrowings and outstanding checks in excess of cash balances, net	16.4	(23.9)
Repayment of borrowings	-	(5.0)
Net cash provided by (used in) financing activities	16.4	(28.9)

Net increase in cash and cash equivalents	116.0	68.1
Cash and cash equivalents, beginning of period	814.8	509.7
Cash and cash equivalents, end of period	$930.8	$577.8

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

Net Income	Three Months Ended		Three Months Ended
	June 30, 2009		June 30, 2008
	$ mill	EPS	$ mill	EPS

Net Income-Reported	$48.8	$0.39	$41.4	$0.32
Add back:
Campus lease amendment charge	-	-	7.4	0.05
Deduct:
Favorable sales and use tax settlement	-	-	(3.1)	(0.02)

Net Income-Proforma	$48.8	$0.39	$45.7	$0.35

Operating Income	Three Months Ended
(In millions)	June 30,
	2009	2008

Operating Income-Reported	$87.7	$71.3
Add back:
Campus lease amendment charge	-	12.1
Deduct:
Favorable sales and use tax settlement	-	(5.1)
Operating Income-Proforma	$87.7	$78.3

Management believes Net Income-Proforma and Operating Income-Proforma, non-GAAP financial measures, to be relevant indicators of RadioShack's operating performance without one time and unusual events which could mask its performance for the period shown when compared with the prior year.  These proforma amounts above should not be used by investors or others as the sole basis for formulating decisions or as a substitute for measures prepared in accordance with GAAP as they exclude a number of important items.  Management also compensates for limitations in these proformas by using GAAP financial measures in managing RadioShack.

Investor Contact:	Media Contact:
Martin O. Moad	Wendy Dominguez
Vice President and Controller	Media Relations
(817)415-2383	(817)415-3300
Investor.Relations@RadioShack.com	Media.Relations@RadioShack.com

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